Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Reports Revenue Growth in First Quarter of Fiscal 2019

WEST LAFAYETTE, IN, February 14, 2019 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi”, the “Company”, “We” or “Our”) today announced financial results for the three months ended December 31, 2018.

Robert Leasure, Jr., BASi’s President and Chief Executive Officer commented, “In only six months, we have accomplished much as a Company. We acquired the business of Seventh Wave Laboratories, LLC, commenced the expansion of our facilities in Evansville, Indiana, obtained funding to support these initiatives and enhanced our scientific capabilities and client service offerings. We are excited to report revenue growth during the first quarter of fiscal 2019 as compared to fiscal 2018 and proud of the foundation we continue to build for future growth.”

Mr. Leasure continued, “We are beginning to see our services backlog grow as we promote our combined brand and vision for our future. We will continue to focus on and invest in business development and marketing efforts to drive revenue growth in the current year and beyond. Additionally, we will also continue to invest in our business, equipment and people while delivering excellent data and results for our clients. As we focus on these organic growth initiatives, we will continue to evaluate other options to grow the company.”

“Through all of our efforts, we continue to emphasize and maintain a positive culture for which we can recruit and retain our talented team. It is with the whole team’s talent and dedication to the Company and to our clients that we will succeed with our initiatives” Mr. Leasure concluded.

First Quarter Results

For the quarter, revenue amounted to $8,625,000, a 60.4% increase from $5,377,000 in the first quarter of fiscal 2018. Revenue growth was mainly driven by the incremental sales associated with the Seventh Wave acquisition plus increased sales in both the Services and Products segments.

Net loss for the first quarter of fiscal 2019 amounted to $85,000, or $0.01 per diluted share, compared to net income of $26,000, or $0.00 per diluted share for the first quarter of fiscal 2018.

Net income and earnings per share were impacted by the mix of revenues and higher sales and marketing expenses. The higher sales and marketing expenses are driven by our focus on promoting our combined brand and revenue growth.

Adjusted EBITDA for the first quarter of fiscal 2019, amounted to $900,000, compared to Adjusted EBITDA for the first quarter of fiscal 2018 of $446,000.

First Quarter Segment Results

Service revenue for the first quarter of fiscal 2019 increased 71% to $7,734,000 compared to $4,525,000 for the same period in fiscal 2018. Nonclinical services revenues increased $2,478,000 due to an overall increase in the number of studies from the prior year and additional revenues attributable to the Seventh Wave Laboratories acquisition of $1,926,000 in the first fiscal quarter of 2019. Bioanalytical analysis revenues increased by $662,000 in the first quarter of fiscal 2019, mainly due to additional revenues attributable to the Seventh Wave Laboratories acquisition. Other laboratory services revenues were positively impacted by higher pharmaceutical analysis revenues in the first quarter of fiscal 2019 versus the comparable period in fiscal 2018.

Cost of Service revenue as a percentage of Service revenue increased to 72.4% during the first quarter of fiscal 2019 from 72.3% in the comparable period in fiscal 2018. The principal cause of this increase was due to the mix of services provided in the current quarter.

Sales in our Products segment increased 4.5% in the first quarter of fiscal 2019 from $852,000 to $890,000 when compared to the same period in the prior fiscal year. The majority of the increase stems from higher sales of our analytical instruments and consumables in the current quarter as compared to the prior year quarter.

Cost of Products revenue as a percentage of Products revenue in the first quarter of fiscal 2019 increased to 68.4% from 61.4% in the comparable prior-year period. This increase is mainly due to higher material costs and the mix of product sales during the first quarter of fiscal 2019.

Cash Provided by Operating Activities

Cash provided by operating activities was $907,000 for the first quarter of fiscal 2019 compared to $760,000 for the same period in fiscal 2018.

As of December 31, 2018, the Company had $723,000 in cash and cash equivalents and $3,500,000 available on its general line of credit.  The Company had a zero balance on its $4,445,000 construction line of credit and a zero balance on its $1,429,250 equipment line of credit. During fiscal 2019, cash from operations funded capital expenditures for the expansion of our Evansville facility in addition to laboratory equipment and building improvements as well as computer equipment and software of approximately $684,000.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are Adjusted EBITDA for the three month periods ended December 31, 2018 and 2017. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from net income (loss) income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization, stock option (benefit) expense and non-recurring acquisition and integration costs.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that Adjusted EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies, emerging pharmaceutical companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency, improve decision making and allow accelerated goal attainment for our clients. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company's filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement except as may be required by law. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)
	2018	2017

Service revenue	$7,735	$4,525
Product revenue	890	852
Total revenue	8,625	5,377

Cost of service revenue	5,597	3,273
Cost of product revenue	609	523
Total cost of revenue	6,206	3,796

Gross profit	2,419	1,581
Operating expenses:
Selling	653	294
Research and development	124	139
General and administrative	1,601	1,137
Total operating expenses	2,378	1,570

Operating income	41	11

Interest expense	(126)	(52)
Other income	1	—
Net income (loss) before income taxes	(84)	(41)

Income tax expense (benefit)	1	(67)

Net income (loss)	$(85)	$26

Other comprehensive income (loss):	—	—

Comprehensive income (loss)	$(85)	$26

Basic net income (loss) per share	$(0.01)	$0.00
Diluted net income (loss) per share	$(0.01)	$0.00

Weighted common shares outstanding:
Basic	10,245	8,244
Diluted	10,245	8,795

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2018	September 30, 2018

Assets
Current assets:
Cash and cash equivalents	$723		$773
Accounts receivable
Trade, net of allowance of $1,950 at December 31, 2018 and
$1,948 at September 30, 2018	3,665		4,128
Unbilled revenues and other	984		1,012
Inventories, net	1,171		1,182
Prepaid expenses	1,194		966
Total current assets	7,737		8,061

Property and equipment, net	16,761		16,610
Goodwill	3,072		3,072
Other intangible assets, net	3,154		3,318
Lease rent receivable	121		115
Deferred tax asset	31		62
Other assets	27		30

Total assets	$30,903		$31,268

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,074		$3,192
Restructuring liability	558		1,117
Accrued expenses	1,888		1,571
Customer advances	5,320		4,925
Current portion of capital lease obligation	54		87
Current portion of long-term debt	920		909
Total current liabilities	11,813		11,801
Capital lease obligation, less current portion	32		37
Long-term debt, less current portion, net of debt issuance costs	8,310		8,546
Total liabilities	20,155		20,384

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
35 Series A shares at $1,000 stated value issued and outstanding at December 31, 2018 and at September 30, 2018	35		35
Common shares, no par value:
Authorized 19,000,000 shares; 10,245,277 issued and outstanding at December 31, 2018 and 10,245,277 at September 30, 2018	2,523		2,523
Additional paid-in capital	24,582		24,557
Accumulated deficit	(16,392)		(16,231)
Total shareholders’ equity	10,748		10,884
Total liabilities and shareholders’ equity	$30,903	$

 BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2018	2017

GAAP Net income (loss)	$(85)	$26

Add back: Interest expense	126	52
Income taxes (benefit) expense	1	(67)
Depreciation and amortization	703	401
Stock option (benefit) expense	25	34
Acquisition and integration costs	130	—

Adjusted EBITDA	$900	$446

Adjusted EBITDA - Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization, stock option (benefit) expense and non-recurring acquisition and integration costs.